Exhibit 99.1

Zoned Properties Announces Profitable Q2 2025 Financial Results with

Positive Cash Flow from Operations

● Revenue for the Six Months Ended June 30, 2025 Increased 25%

● Income from Operations for the Six Months Ended June 30, 2025 Increased 202%

● Net Income for the Six Months Ended June 30, 2025 Increased 168%

● The Company currently holds 170,687 common shares in Treasury from its Repurchase Program

SCOTTSDALE, Ariz., August 14, 2025 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, today announced its financial results for the three and six months ended June 30, 2025.

Selected Financial Highlights for the Three Months Ended June 30, 2025:

●	Total revenues were $937,774 for the quarter ended June 30, 2025, compared to $692,326 for the quarter ended June 30, 2024, representing an increase of 35%.

●	Operating expenses were $665,586 for the quarter ended June 30, 2025, compared to $589,188 for the quarter ended June 30, 2024, representing an increase of 13%.

●	Income from operations was $272,188 for the quarter ended June 30, 2025, compared to $103,138 for the quarter ended June 30, 2024, representing an increase of 164%.

●	Net income was $26,326, or $0.00 per fully diluted share, for the quarter ended June 30, 2025, compared to net loss of $32,283, or $0.00 per fully diluted share, for the quarter ended June 30, 2024, representing an increase of 181%.

Selected Financial Highlights for the Six Months Ended June 30, 2025:

●	Total revenues were $1,912,326 for the six months ended June 30, 2025, compared to $1,529,378 for the six months ended June 30, 2024, representing an increase of 25%.

●	Operating expenses were $1,211,367 for the six months ended June 30, 2025, compared to $1,297,331 for the six months ended June 30, 2024, representing a decrease of 7%.

●	Income from operations was $700,959 for the six months ended June 30, 2025, compared to $232,047 for the six months ended June 30, 2024, representing an increase of 202%.

●	Net income was $172,184, or $0.01 per fully diluted share, for the six months ended June 30, 2025, compared to net income of $64,190, or $0.01 per fully diluted share, for the six months ended June 30, 2024, representing an increase of 168%.

●	Cash provided by operating activities was $569,790 for the six months ended June 30, 2025, compared to $246,788 for the three months ended June 30, 2024, representing an increase of 131%.

●	The Company had cash on hand of $985,847 as of June 30, 2025, compared to cash on hand of $1,019,980 as of December 31, 2024.

Management Commentary:

“Zoned Properties has delivered another strong quarter of financial results with positive net income, double-digit revenue growth, and positive cash flow from operations in the face of an incredibly challenging industry,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “While our team continues to create meaningful value for the Company through our cannabis real estate projects, we must identify solutions for how that value can best be delivered directly to our shareholders. After many strong quarters of growth, efficient operations, and executing on our share repurchase program, I believe the value we are creating has yet to be realized by the market. As such, it is imperative that we identify solutions for how shareholders can benefit directly from the Company’s growth and value creation. This is the primary objective for our leadership team.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States. The Company aspires to innovate within the real estate development sector, focusing on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended. Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visitwww.ZonedProperties.com.

X: @ZonedProperties

LinkedIn:@ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com